NestEgg Target Date Funds Proxy
Vote Tabulation Summary
Record Date - January 20, 2011
Meeting Date - February 22, 2011

Proposal 1 - Approval of a new investment Sub-
Advisory agreement between American Independence
Financial Services, LLC and Boyd Watterson Asset
Management, LLC on behalf of each of the NestEgg
Target Date Funds

	    Record	Shares	   In
Fund	    Date Shares Voted 	   Favor    Voted
NestEgg	     1,804,637  1,678,634 1,678,634 93.02
NestEgg 2020 3,971,859  3,733,026 3,733,026 93.99
NestEgg 2030 3,522,247  3,232,847 3,232,847 91.78
NestEgg 2040 4,052,182  3,831,100 3,831,100 94.54
NestEgg 2050   299,212    288,318 288,318   96.36

Proposal 2 - Approval of a new investment
Sub-Advisory agreement between American Independence
Financial Services, LLC and American Yellowstone
Advisors, LLC on behalf of each of the NestEgg Target
Date Funds

	      Record	   Shares	In
Fund	      Date Shares  Voted      Favor    Voted
NestEgg		1,804,637  1,678,634 1,678,634 93.02
NestEgg 2020	3,971,859  3,733,026 3,733,026 93.99
NestEgg 2030	3,522,247  3,232,847 3,232,847 91.78
NestEgg 2040	4,052,182  3,831,100 3,831,100 94.54
NestEgg 2050	  299,212    288,318   288,318 96.36

American Independence Core Plus Fund
Vote Tabulation Summary
Record Date - March 30, 2011
Meeting Date - April 27, 2011

Proposal 1 - Approval of a new investment Sub-
Advisory agreement between American Independence
Financial Services, LLC and Boyd Watterson Asset
Management, LLC on behalf of each of the American
Independence Core Plus Fund (formerly, the
American Independence Intermediate Bond Fund.

Record Date Shares  Shares Voted  In Favor  Voted
6,467,732 	       6,365,579  6,365,579 98.42